EXHIBIT 99.1
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          SIXTH:  All the residue of my estate I give to my wife, ADA E. ROSSIN, or to her successor as Trustee, to hold IN TRUST as a Trust Estate. The Trustee shall invest and reinvest the Trust Estate and shall distribute the Income and principal in the manner set forth below.

          (A) During the life of my wife, ADA E. ROSSIN, if she survives me, the Trustee shall pay the Income quarter-annually to her or for her benefit and shall also pay to her so much or all of the principal as may be necessary, in view of other readily available funds, for her health, maintenance and support. In addition, if my wife is living on the last day of a calendar year, my wife shall have the non-cumulative right, exercisable by written notice delivered to the Trustee at any time during the calendar year, to withdraw from the trust principal an amount not exceeding the greater of Five Thousand Dollars ($5,000) or five percent (5%) of the trust principal on the last day of the calendar year.

          (B) Upon the death of my wife, if she survives me and if the trust has not already terminated, the remaining principal and any accrued or undistributed Income shall be transferred and delivered to such one or more of my lineal descendants or to a charity, in such portions or amounts and subject to such trusts, terms and conditions as my wife may appoint by specific reference to this Article in her Will.

          (C) If my wife does not survive me, or if she dies without exercising her power of appointment under this Article in full, the remaining unappointed principal, including any additions from my wife's estate or elsewhere, shall be divided into shares. One share shall equal two-thirds (2/3) of such principal, and shall be for my daughter, JOAN ROSSIN STEPHANS. The other share shall equal one-third (1/3) of such principal and shall be for my son, PETER C. ROSSIN, III. The share of each living child of mine shall be distributed to such child outright and free of trust, and the share of any deceased child shall be distributed to such deceased child's then living issue, per stirpes;

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PROVIDED,  however,  that the share of any  grandchild  of mine under the age of thirty-five (35) years shall be retained in a separate trust, as follows:

               (1) During the lifetime of each such grandchild, the Trustee shall pay the Income from his or her trust quarter-annually to or for the benefit of said grandchild, and if the Trustee considers the Income to be insufficient, in view of other readily available funds of which he or she has knowledge, to provide for the welfare and comfortable support of said grandchild and his or her family, including educational and funeral expenses, the Trustee is authorized in his or her discretion to use such sums from principal as he or she deems advisable therefor; PROVIDED, however, that prior to said grandchild's twenty-first (21st) birthday, the Trustee may add to principal and invest as such any Income which he or she considers not to be needed for such purposes, and PROVIDED, further, that after his or her twenty-fifth (25th) birthday, said grandchild may withdraw one-third of the principal, and that after said grandchild's thirtieth (30th) birthday, said grandchild may withdraw one-half (1/2) of the principal not already subject to withdrawal. If the principal becomes insufficient in the opinion of the Trustee to warrant the continuance of the trust, the Trustee is authorized in his or her discretion to pay the remaining principal to said grandchild free of trust.

               (2) Upon said grandchild's thirty-fifth (35th) birthday, the trust shall terminate, and the principal, including any accrued or undistributed income, shall be transferred and delivered to him or her free of trust. In the event of his or her prior death, the principal, including any accrued or undistributed Income, shall be distributed as said grandchild may appoint by specific reference to this Article in his or her Will. Any of such principal which said grandchild does not effectively appoint shall be transferred and delivered to said grandchild's surviving children equally or, if he or she has none, to the then living issue per stirpes of his or her parent who was my child, the share of any other grandchild of mine under such age to be added to his or her separate trust hereunder.

               (3) Should one of my children have no issue living at the last to occur of his or her death, the death of the survivor of his or her children, or the division into shares under this paragraph (2), any remaining portion of the share of my said child


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shall be added  equally  to the  share of my other  child  and  shall be held or distributed as if the latter share were being set apart at that time; PROVIDED, however, that if PETER N. STEPHANS is my daughter's widower, one-half (1/2) of whatever remains of my daughter's share shall be distributed to PETER N. STEPHANS, if he survives for more than sixty (60) days the death of the survivor of my daughter, JOAN ROSSIN STEPHANS, and her issue.

               (4) Notwithstanding the foregoing provisions, if PETER N. STEPHANS acts as Trustee of any trust for the benefit of his children he shall not make any discretionary distributions of Income or principal that would or may have the effect of discharging his legal obligation of support to any person.

               (5) With respect to trusts created hereunder after the death of the survivor of me and my wife, if the Trustee determines that it would not be in a beneficiary's best interests to distribute to such beneficiary any part of the principal at the time specified herein for distribution of principal, because of extraordinary circumstances (including, but not limited to: potential or actual insolvency; divorce, separation or other marital conflicts; or mental or physical disability or illness) the Trustee is authorized to retain such principal and to continue to hold it in trust as long as the Trustee shall deem advisable including the lifetime of such beneficiary. During such continuing period of trust, the Trustee will have the authority to distribute or withhold Income and principal, as the Trustee, in the Trustee's sole and absolute discretion, determines to be advisable for the welfare, happiness, support and complete education of such beneficiary and his or her issue. Upon the death of such beneficiary, the remaining trust principal, if any, shall be distributed as provided herein as if such beneficiary had predeceased the establishment of the trust for his or her benefit (but such beneficiary shall not be deemed incapable of procreation).

               (6) If I have no issue living at the death of the survivor of my wife, my children, my grandchildren, if any, and me, any remaining principal shall be distributed as follows:

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                    (a)   Five Million ($5,000,000) Dollars shall be transferred
and delivered to the PITTSBURGH THEOLOGICAL SEMINARY with no restrictions on its use;

                    (b) Five Million ($5,000,000) Dollars shall be transferred and delivered to westminster presbyterian CHURCH, such sum to be designated solely for preventative and corrective maintenance of the church facilities located on Washington Road in Pittsburgh, Pennsylvania;

                    (c) Ten Million ($10,000,000) Dollars shall be transferred and delivered to WASHINGTON & JEFFERSON UNIVERSITY, such sum to be added to the capital building fund of said University; and

                    (d) Any amount remaining in my estate after the above bequests have been satisfied shall be transferred and delivered to LEHIGH UNIVERSITY with no restrictions on its use.

          (D) My wife, ADA E. ROSSIN, shall be the initial Trustee of the residuary Trust. Upon her death, disability, resignation or refusal or inability to act, the successor Trustee shall be JOAN ROSSIN STEPHANS. Upon the death, disability, resignation or refusal to act of JOAN ROSSIN STEPHANS as successor Trustee hereunder, the successor Trustee shall be PETER N. STEPHANS. Upon the death, disability, resignation or refusal to act of PETER N. STEPHANS as successor Trustee hereunder, the successor Trustee shall be CHARLES J. QUEENAN, JR., Esquire and his successor shall be J. ROBERT VAN KIRK, Esquire. After the death, disability, resignation or refusal to act of all the Trustees named in this Paragraph (D), PNC BANK, NATIONAL ASSOCIATION, shall be the successor Trustee.

          (E) Upon the appointment of a successor Trustee hereunder, the Trustee then serving shall deliver custody of the trust assets to the successor Trustee, after such account, receipt and release as the predecessor and successor Trustee deems reasonable under the circumstances.